Exhibit 99.1

Defense Industries International Announces Delay in Filing of Annual Report on Form 10-KSB for Fiscal Year Ended December 31, 2005

ASHKELON, ISRAEL, April 17, 2006 – Defense Industries International, Inc. (OTCBB: DFNS), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, today announced that the filing of its Form 10-KSB for the year ended December 31, 2005, with the Securities and Exchange Commission will be delayed.

On March 31, 2006, the Company filed a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission seeking a 15-day extension to file its Annual Report on Form 10-KSB.

The Company was unable to file its Annual Report by the deadline of April 17, 2006. The delay is related to the need to resolve certain accounting issues related to the Company’s warrants. The company is working diligently to resolve these issues and the company intends to file its Annual Report on Form 10-KSB with the SEC at the earliest possible date.

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, helmets, plates and one-way protective windows; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. Main customers include the Israel Defense Forces, the North Atlantic Treaty Organization (NATO), the United Nations Peacekeeping Forces and other U.N. organizations. The Company has two main subsidiaries Export Erez Ltd. and Achidatex Nazareth Elite (1977) Ltd. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact Information:

Ayelet Shaked Shiloni
Integrated Investor Relations
972-3-635-6790
1-866-44-786-33
ayelet@integratedir.com

Nicki Zoltan
Defense Industries International
telephone (818) 832-7808
toll free (877)999-DFNS (3367)
fax (818) 360-1599
email nzoltan@dfns.biz